Exhibit 10.3

FIRST AMENDMENT TO

THE SECOND AMENDED AND RESTATED

SYSCO CORPORATION

2005 BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED SYSCO CORPORATION 2005 BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN (this “Amendment”).

WHEREAS, Sysco Corporation (the “Corporation”) adopted the Second Amended and Restated Sysco Corporation 2005 Board of Directors Deferred Compensation Plan, effective July 2, 2008 (the “Plan”), to allow non-employee members of the Board of Directors (the “Board”) of the Corporation to defer the receipt of some or all of their directors fees;

WHEREAS, Section 8.1 of the Plan, authorizes the Board to amend the Plan at any time by an instrument in writing; and

WHEREAS, on the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board has determined to amend the Plan to (i) conform certain provisions to administrative practice, and (ii) make certain changes relating to the Corporation’s right to recover assets from the trust established to fund the Corporation’s obligations under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of February 17, 2012.

1.	Article I of the Plan is hereby amended by adding the following definitions:

“Trust. “Trust” shall mean the trust established pursuant to the Trust Agreement.

Trust Agreement. “Trust Agreement” shall mean the Third Amended and Restated Grantor Trust under the Sysco Corporation Board of Directors Deferred Compensation Plan, as may be further amended and/or restated from time to time.

Trustee. “Trustee” shall mean the trustee as defined in the Trust Agreement.”

2.	Section 4.5(a) is hereby deleted in its entirety and replaced with the following:

“(a) Crediting/Debiting of Interest or Deemed Investment Earnings or Losses Prior to Commencement of Distributions. The Participant’s Account shall continue to be credited or debited with Investment earnings or losses until the later to occur of (x) the date of the event giving rise to the distribution; or (y) the last day of the month preceding the month in which distributions will commence (the “Conversion Date”) at which time the deemed Investments in the Participant’s Account, other than amounts invested in the Default Investment, shall be treated as sold and credited with a dollar value in accordance with Section 4.3(c) and invested in the Default Investment. For the period beginning on the Conversion Date and ending on the date on which distributions commence, earnings will be credited as provided in Section 4.4.”

3.	Section 4.5(b) is hereby deleted in its entirety and replaced with the following:

“(b) Crediting of Interest After Commencement of Installment Distributions. With respect to distributions subject to this Section 4.5(b), if any portion of a Participant’s Account is to be paid pursuant to the Installment Distribution Option, interest shall be credited to the declining balance of the portion of the Participant’s Account subject to this Section 4.5(b) beginning on the day following the date on which distributions commence and continuing through the scheduled date of the final installment. The interest crediting rate for purposes of this Section 4.5(b) shall be determined as follows: (i) for events occurring prior to July 2, 2008, that give rise to a distribution, the per annum interest rate equal to the sum of (A) Moody’s as of the last day of the month that is two (2) months prior to the month during which distributions are to commence, and (B) one percent (1%); and (ii) for events occurring on or after July 2, 2008, that give rise to a distribution, the per annum interest rate equal to Moody’s as of the last day of the month that is two (2) months prior to the month during which distributions are to commence.”

4.	Article IX of the Plan is hereby deleted in its entirety and replaced with the following:

“9.1 Payments Under This Plan are the Obligation of SYSCO. SYSCO shall pay the benefits due the Participants under this Plan; however, should it fail to do so when a benefit is due, then the benefit shall be paid by the Trust. In any event, if the Trust fails to pay for any reason, SYSCO shall remain liable for the payment of all benefits provided by this Plan.

9.2 Plan May Be Funded Through the Trust. It is specifically recognized by both SYSCO and the Participants that SYSCO may, but is not required to, contribute any amount it finds desirable to a Trust established to accumulate assets to fund the obligations of SYSCO under this Plan. However, under all circumstances, the Participants shall have no rights to any of the assets held in Trust; and, likewise, under all circumstances, the rights of the Participants to the assets held in the Trust shall be no greater than the rights expressed in this Plan and the Trust Agreement. Nothing contained in the Trust Agreement shall constitute a guarantee by SYSCO that assets of SYSCO transferred to the Trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should SYSCO become insolvent or bankrupt. The Trust Agreement must specify that Participants in this Plan are only unsecured general creditors of SYSCO in relation to their benefits under this Plan.

9.3 Reversion of Excess Assets. SYSCO may at any time request the record keeper for the Plan to determine the present Account balance, taking into account credits and debits arising from the deemed Investment earnings and losses in accordance with Sections 4.3 and 4.4 and interest credited pursuant to Section 4.5, as of the month end coincident with or next following the request, of all Participants and Beneficiaries of deceased Participants for which SYSCO is or will be obligated to make payments under this Plan. For periods prior to a Change of Control, if the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries under this Plan, SYSCO may direct the Trustee to return to SYSCO the assets which are in excess of the Account balances under this Plan. For periods following a Change of Control, if the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries by ten percent (10%), SYSCO may direct the Trustee to return to it all of the excess funds. However, if there has been a Change of Control, for the purpose of determining if there are excess funds, all contributions made prior to the Change of Control shall be subtracted from the fair market value of the assets held in the Trust as of the determination date but before the determination is made.

9.4 Participants Must Rely Only on General Credit of SYSCO. SYSCO and the Participants recognize that this Plan is only a general corporate commitment, and that each Participant is merely an unsecured general creditor of SYSCO with respect to any of SYSCO’s obligations under this Plan.”

5.	Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, Sysco has caused this Amendment to be executed as of this 17th day of February, 2012, effective as set forth herein.

SYSCO CORPORATION

By:	/s/ Russell T. Libby
Name: Title:	Russell T. Libby Senior Vice President, General Counsel and Corporate Secretary

ATTEST:

By:	/s/ Thomas P. Kurz
Name: Title:	Thomas P. Kurz Vice President, Deputy General Counsel and Assistant Secretary